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                                                                 EXHIBIT 5.1


                                January 22, 1998

Steven Myers & Associates, Inc.
4695 MacArthur Court, Eighth Floor
Newport Beach, CA 92660

Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-1 (the "Registration Statement") which has been filed by Steven Myers & Associates, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), for the purpose of registering 3,622,500 shares of Common Stock of the Company (including 1,050,000 shares registered on behalf of selling shareholders and 472,500 shares which may be sold by selling shareholders pursuant to the exercise of the underwriters' over-allotment option).

         We have examined the proceedings relating to the issuance of your presently outstanding shares of Common Stock and are also familiar with proceedings taken and proposed to be taken in connection with the issuance and sale of securities in the manner set forth in the Registration Statement, as amended.

         Subject to the completion of the proceedings contemplated in connection with the foregoing matters, we are of the opinion that:

         (i) all of the issued and outstanding securities of the Company have been duly and validly authorized and issued, and are fully paid and nonassessable; and

         (ii) all of the securities included in the Registration Statement for sale by the Company have been duly authorized and, when issued and sold in the manner set forth in the Registration Statement will, upon such issuance and sale, be validly and legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption "Legal Matters" in the Registration Statement.


                                Respectfully submitted,

                                RUTAN & TUCKER, LLP